Exhibit 4.3

Execution Version

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of January 26, 2015, among Medtronic plc (the “Guarantor”), a public limited company incorporated under the laws of Ireland and the parent of Medtronic, Inc. (the “Company”), and Wells Fargo Bank, National Association, a national banking association duly organized under the laws of the United States, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of December 10, 2014 (the “Base Indenture”), providing for the issuance from time to time of its debentures, notes or other evidences of indebtedness (herein called the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has heretofore executed and delivered to the Trustee a first supplemental indenture dated as of December 10, 2014 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) providing for the issuance of $500,000,000 aggregate principal amount of floating rate senior notes due 2020, $1,000,000,000 aggregate principal amount of 1.500% senior notes due 2018, $2,500,000,000 aggregate principal amount of 2.500% senior notes due 2020, $2,500,000,000 aggregate principal amount of 3.150% senior notes due 2022, $4,000,000,000 aggregate principal amount of 3.500% senior notes due 2025, $2,500,000,000 aggregate principal amount of 4.375% senior notes due 2035 and $4,000,000,000 aggregate principal amount of 4.625% senior notes due 2045 (collectively, the “Notes”);

WHEREAS, Section 9.01(l) of the Base Indenture provides that, under certain circumstances, and without the consent of the Holders of any series of Securities, a Guarantor may execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company’s obligations under the Securities, including the Notes, and the Indenture, on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Amendments to the Base Indenture. The following definition in Section 1.01 of the Base Indenture is amended and restated to read as follows:

“Board of Directors” means, with respect to the Company, either the board of directors of the Company, any duly authorized committee of that board or any other equivalent governing entity of the Company and, with respect to any Guarantor, the board of directors of such Guarantor, any duly authorized committee of that board or any other equivalent governing entity of such Guarantor.

2. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

3. Guarantor. The Guarantor hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture and the Securities, including the Notes, applicable to Guarantors, including, but not limited to, Article 14 of the Indenture, as amended and supplemented by this Second Supplemental Indenture, and further agrees that this Second Supplemental Indenture is the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms.

4. Relationship to Existing Base Indenture. This Second Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Indenture, as amended and supplemented by this Second Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Securities, including the Notes, the Indenture, as amended and supplemented by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

5. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Waiver of Jury Trial. EACH OF THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTE GUARANTEE OR THE TRANSACTION CONTEMPLATED HEREBY.

7. Consent to Jurisdiction; Appointment of Agent for Service of Process.

To the fullest extent permitted by applicable law, the Guarantor hereby irrevocably submits to the jurisdiction of any Federal or State court located in the Borough of Manhattan in The City of New York, New York, in any suit, action or proceeding based on or arising out of or relating to this Second Supplemental Indenture and the Note Guarantee and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. The Guarantor agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Guarantor, and may be enforced in any courts to the jurisdiction of which the Guarantor is subject by a suit upon such judgment, provided, that service of process is effected upon the Guarantor in the manner specified herein or as otherwise permitted by law.

The Guarantor hereby irrevocably designates, appoints and empowers C T Corporation System, with offices at 111 Eighth Avenue, New York, New York, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding brought in the courts listed above which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Second Supplemental Indenture or the Note Guarantee by the Guarantor. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, such party agrees to designate a new designee, appointee and agent on the terms and for the purposes of this Section 7 reasonably satisfactory to the Trustee. The Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 7 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified airmail, postage prepaid, to it at its address specified in or designated pursuant to this Second Supplemental Indenture. The Guarantor agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Holders or the Trustee to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the undersigned or bring actions, suits or proceedings against the undersigned in such other jurisdictions, and in manner, as may be permitted by applicable law.

8. Notices. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Second Supplemental Indenture to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by the Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Division; or

(b) the Guarantor by the Trustee or by an Holder shall be sufficient for every purpose hereunder (unless otherwise expressly provided) if in writing and mailed, first-class postage pre-paid, to the Guarantor addressed to it at the following address:

Medtronic plc

20 Lower Hatch Street

Dublin 2

Ireland

Attention: General Counsel

with a copy (which shall not constitute notice to the Guarantor) to:

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, Minnesota 55432-5604

Attention: Treasury Department, Mail Stop LC480

Fax number: (763) 505-2700

E-mail: rs.corporatetreasury@medtronic.com

9. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

10. Headings. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

11. Trustee. The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Guarantor, or for or with respect to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Guarantor by action or otherwise, (iii) the due execution hereof by the Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

12. Successors. All agreements of the Guarantor in this Second Supplemental Indenture shall bind its successors, except as otherwise provided in Section 14.01(f) of the Base Indenture, or elsewhere in the Indenture or this Second Supplemental Indenture. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SIGNED AND DELIVERED as a Deed
for and on behalf of
MEDTRONIC PLC by its lawfully appointed attorney
GARY L. ELLIS in the presence of:

/s/ Gary L. Ellis
Signature of Attorney

/s/ Althea Laska
(Witness’ Signature)

Althea Laska
(Witness’ Name)

710 Medtronic Parkway, Minneapolis, Minnesota
(Witness’ Address)

Exec. Assistant
(Witness’ Occupation)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Rayond Delli Colli
Name:	Raymond Delli Colli
Title:	Vice President